SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

February 8, 2006

MOBILEPRO CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 8, 2006 we elected Mr. Jerry M. Sullivan, Jr. as a new member of our Board of Directors. The election of Mr. Sullivan increases the number of directors to six. Since 2000 Mr. Sullivan had been serving as Chairman, President and Chief Executive Officer of Kite Networks, Inc., our wholly-owned subsidiary that provides wireless broadband Internet services, and since its inception in 2005 as Chief Executive Officer of Kite Broadband, LLC, our wholly-owned subsidiary that manages the existing North American operations for Sprint Broadband Direct, the fixed wireless broadband business unit of Sprint. From 1998 through 2000, Mr. Sullivan was Director, Executive Vice President and Chief Operating Officer of Tritel, Inc. (formerly NASDAQ:TTEL), an AT&T Wireless affiliate that he co-founded. From 1991-2000 Mr. Sullivan was Director, Vice President and Chief Operating Officer of Mercury Communications, a cellular management company.

Under the terms of his Executive Employment Agreement dated February 1, 2006 Mr. Sullivan became President and Chief Operating Officer of Mobilepro Corp. Mr. Sullivan also was appointed Chief Executive Officer of the wireless division of the Company. We granted Mr. Sullivan a warrant to purchase 10,000,000 shares of our common stock at an exercise price of $0.174 per share, of which 2,500,000 shares vested as of February 1, 2006, 3,750,000 vest ratably over 38 months from February 1, 2006 through March 31, 2009 and 3,750,000 will vest according to goals mutually established by our Compensation Committee and Mr. Sullivan. A copy of his Executive Employment Agreement is attached as Exhibit 10.1.

In connection with our purchase of the remaining 49% of Kite Broadband, LLC and our purchase of 100% of Kite Networks, Inc., Mr. Sullivan received 9,992,647 shares of our common stock through his ownership interest of these entities. In addition to the above, members of Mr. Sullivan’s immediate family received 9,946,896 shares of our common stock through their ownership of Kite Broadband, LLC and Kite Networks, Inc.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits Furnished.

10.1	Executive Employment Agreement dated February 1, 2006 between Jerry M. Sullivan, Jr. and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/ Jay W. Wright
Jay O. Wright
Chairman and Chief Executive Officer
MOBILEPRO CORP.

Date: February 13, 2006